Exhibit 10.1

DJSP ENTERPRISES, INC.

2009 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (the “Award Agreement”) is made effective as of July 17, 2015 (the “Grant Date”), between DJSP Enterprises, Inc., a British Virgin Islands company limited by shares (hereinafter called the “Corporation”), and Stephen J. Bernstein, hereinafter referred to as the “Grantee.” Capitalized terms not otherwise defined herein shall have the same meanings as in the DJSP Enterprises, Inc. 2009 Equity Incentive Plan (the terms of which are hereby incorporated by reference and made a part of this Award Agreement) (the “Plan”).

1. Grant of the Restricted Stock. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Award Agreement, the Corporation hereby grants to the Grantee Two Hundred Seventy-Five Thousand (275,000) Common Shares (hereinafter called the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Restriction Period. The Common Shares subject to this Award Agreement are restricted from transfer until the restrictions lapse. Subject to the Grantee’s termination of services as a member of the Board of Directors of the Corporation, as described in Section 3, below, the Common Shares subject to this Award Agreement shall vest according to the following schedule: one hundred thirty-seven thousand, five hundred (137,500) of the Restricted Shares shall vest, and the restrictions thereon shall lapse, on the Grant Date; an additional sixty-eight thousand seven hundred fifty (68,750) of the Restricted Shares shall vest, and the restrictions thereon shall lapse, on the first anniversary of the Grant Date; and the remaining sixty-eight thousand seven hundred fifty (68,750) Restricted Shares shall vest, and the restrictions thereon shall lapse, on the second anniversary of the Grant Date. Subject to Section 3, upon the lapse of the restrictions, the associated Common Shares shall become freely transferable if the Grantee’s services, as a member of the Board of Directors of the Corporation, has not been terminated on or prior to such date. Notwithstanding the provisions of this subsection, in the event of a Change in Control or the dissolution or liquidation of the Corporation, the Common Shares subject to this Award Agreement shall become 100% vested and nonforfeitable and all restrictions shall lapse. Until the lapse of the restrictions in this Section 2, any certificate evidencing the Common Shares subject to this Award Agreement, shall carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the Common Shares subject to this Award Agreement, prior to the lapse of the Restriction Period.

3. Termination. If the Grantee’s services, as a member of the Board of Directors of the Corporation, are terminated for any reason, the Grantee’s right to the Common Shares subject to this Award Agreement that are still subject to the Restriction Period automatically shall terminate and be forfeited by the Grantee. If the Grantee’s services, as a member of the Board of Directors of the Corporation, are terminated by the Grantee prior to the resolution of the pending lawsuit between the Corporation and P&M Corporate Finance, the Grantee’s right to all of the Common Shares subject to this Award Agreement automatically shall terminate and be forfeited by the Grantee. The Committee retains the right to accelerate or waive restrictions on Common Shares covered by this Award Agreement.

4. Rights as a Stockholder. Except for potential forfeitability of the Restricted Shares set forth in Section 3 above, the Grantee shall have all the voting rights and entitlement to dividends and other distributions paid with respect to Common Shares subject to this Award Agreement commencing on the date on which the share certificate is issued (or book entry representing such shares has been made and such shares have been deposited with the appropriate book-entry custodian) evidencing the Restricted Shares under this Award Agreement. Notwithstanding the forfeiture provisions of Section 3, any dividends or distributions received by Grantee prior to forfeiture (if any) described in Section 3, shall not be subject to such forfeiture.

5. Legend on Certificates. The Restricted Shares shall contain a legend stating that they are subject to transfer restrictions and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are listed, any applicable federal or state laws and the Corporation’s Memorandum and Articles of Association, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. The Restricted Share may not, at any time prior to becoming vested pursuant to Section 2 or thereafter, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Award Agreement.

7. Securities Laws. The Corporation may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement. Anything to the contrary herein notwithstanding, the granting of the Restricted Shares hereunder shall be subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Corporation deems necessary or advisable.

8. No Guarantee of Employment. Nothing contained in this Award Agreement or in the Plan, nor any action taken by the Corporation or the Committee, shall confer upon the Grantee any right with respect to continuation of Grantee’s employment or other service to the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or any Subsidiary to terminate Grantee’s employment or other service at any time, and if Grantee is an employee, the Grantee’s employment is and shall remain employment at will, except as otherwise specifically provided by law or in an employment agreement between the Grantee and the Corporation.

9. Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), share split, reverse share split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares or the value thereof, the rights of the Grantee shall be adjusted as provided in Section 10.1 of the Plan.

2

10. Payment of Taxes. The Grantee authorizes the Corporation to withhold from Grantee’s compensation to satisfy any income and employment tax withholding obligations in connection with this Award Agreement. In the alternative, the Grantee agrees to transfer sufficient cash to the Corporation to satisfy any income and employment withholding taxes. In connection with the foregoing, the Grantee may, at his or her option, elect to recognize the fair value of the Restricted Shares upon the Grant Date pursuant to Section 83 of the Internal Revenue Code of 1986, as amended. The Grantee is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Shares made hereunder.

11. Limitation on Obligations. The Corporation’s obligation with respect to the Restricted Share granted hereunder is limited solely to the delivery to the Grantee of Common Shares on the date when such shares are due to be delivered hereunder, and in no way shall the Corporation become obligated to pay cash in respect of such obligation. This Award Agreement shall not be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation’s obligations under this Award Agreement. In addition, the Corporation shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates to the Grantee (or Grantee’s designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

12. Notices. Any notices to be given to the Corporation under the terms of this Award Agreement shall be addressed to the Corporation in care of its President, and any notices to the Grantee shall be addressed to the Grantee at the address stated in the Corporation’s records.

13. Governing Law. Except to the extent governed by applicable United States federal law, or British Virgin Islands law, the validity, interpretation, construction and performance of this Award Agreement, shall be governed by the laws of the State of Florida without regard to its conflicts of law rules.

14. Award Agreement Subject to Plan. The Award Agreement shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Shares. In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control, it being understood that variations in this Agreement from terms set forth in the Plan shall not be considered to be in conflict if the Plan permits such variations.

15. Personal Data. By entering into this Award Agreement, the Grantee consents to the disclosure, transfer and/or processing of any relevant personal data in relation to the administration of the Plan by the Corporation or any third party authorized by the Corporation to administer the Plan on its behalf, and in particular such processing as is necessary in relation to the Grantee holding the Restricted Shares. The relevant personal data that will be processed includes but is not limited to name, employee number, hire date, job title and location.

16. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3

17. Complete Agreement. This Award Agreement shall constitute the entire agreement between the parties hereto and shall supersede all proposals, oral or written, and all other communications between the parties relating to the subject matter of this Award Agreement.

18. Modifications. The terms of this Award Agreement cannot be modified except in writing and signed by each of the parties hereto.

[Signature page follows.]

4

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the Grant Date.

DJSP ENTERPRISES, INC.

By:

Name:

Title:

GRANTEE

Stephen J. Bernstein

5